PREFERRED STOCK PURCHASE AGREEMENT

This Preferred Stock Purchase Agreement (the “Agreement”) is entered into as of February 20, 2019 (the “Effective Date”) by and between MJNA Investment Holdings, LLC, a Nevada limited liability company (“Seller”), and Juniper & Ivy Corporation, a Nevada corporation (“Purchaser”), with reference to the following facts:

RECITALS

A.Seller desires to sell 500,000 shares of Series C Convertible Preferred Stock (the “Series A Preferred Stock”) issued to it by Axim Biotechnologies, Inc. (“AXIM”) to Purchaser, and Purchaser desires to acquire the 500,000 shares of AXIM Series A Preferred Stock from Seller.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, and other good valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereby agree as follows:

1.Representations and Warranties. Purchaser is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended.

2.Purchase Price. Purchaser shall acquire the 500,000 shares of AXIM Series A Preferred Stock at a price of $1.00 per share, totaling $500,000 (500,000 X $1.00 = $500,000) (the “Purchase Price”). Payment of the Purchase Price shall be made as follows (i) $65,000 payment made by check payable to Seller or order, and (ii) the issuance by Purchaser to Seller of a promissory note, face value, $435,000, a copy of which is attached hereto as Exhibit A (the “Note”).

3.Covenants. Issuer covenants that it shall promptly transfer and deliver the Series A Preferred Stock in the name of Purchaser upon receipt of 2(i) and (ii) above.

4.Choice of Law; Venue.  This Agreement will be construed and enforced in accordance with and governed by the laws of the State of California and the federal law of the United States without reference to principles of conflicts of law.  The parties agree that, in the event of any dispute arising out of this Agreement or the transactions contemplated thereby, venue for such dispute shall be in the state or federal courts located in San Diego, California, and that each party hereto waives any objection to such venue based on forum non conveniens.

5.Severability.  Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, such provision(s) shall (i) be modified to the minimum extent necessary to render it valid and enforceable, or (ii) if it cannot be so modified, be deemed not to be a part of this Agreement and shall not affect the validity or enforceability of the remaining provisions.

6.Further Assurances.  Each party shall perform or cause to be performed any further acts and execute and deliver any documents that may be reasonably necessary or advisable to carry out the provisions of this Agreement.

7.Counterparts/Facsimile Signatures.  This Agreement may be executed in one or more counterparts, each of which when so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.  In lieu of the original, a facsimile transmission or copy of the original shall be as effective and enforceable as the original.

IN WITNESS WHEREOF, the parties hereto have executed this Preferred Stock Purchase Agreement as of the day and year first written above.

SELLER:PURCHASER:

MJNA Investment Holdings, LLC,Juniper & Ivy Corporation,

a California limited liability company a Nevada corporation

By:/s/ Timothy R. Scott                      By:/s/ John W. Huemoeller II

Timothy R. Scott, ChairmanJohn W. Huemoeller II,

Special Committee of President

Medical Marijuana, Inc.,

sole member of Seller